CrossFirst Bankshares Announces Passing of Vice Chairman George F. Jones, Jr.
LEAWOOD KANSAS., May 24, 2021 (Globe Newswire) - CrossFirst Bankshares, Inc. (“CrossFirst” or “Company”) (NASDAQ: CFB), the holding company for CrossFirst Bank (the “Bank”), announced today that George F. Jones, Jr., 77, Vice Chairman of CrossFirst and a member of the Board of Directors, passed away on May 21, 2021.
“We are deeply saddened by the news of George’s passing. George was an outstanding mentor, advisor and an integral member of our Board. With more than four decades of experience in the banking industry, he brought incredible insight and significant experience to our Company,” said CrossFirst Chairman Rod Brenneman. “Working alongside George has been a privilege for me and the other members of the CrossFirst Board and executive leadership team. We will all miss him greatly.”
Mr. Jones joined CrossFirst in 2016 after a 15-year career at Texas Capital Bank. In May 2018, he was named President and Chief Executive Officer of CrossFirst Bankshares and successfully led the Company through a transition to the public markets. In June 2020, Mr. Jones returned to his role as Vice Chairman and transitioned the role of President and Chief Executive Officer to Mike Maddox.
“Over the past five years, George’s leadership and guidance have played a critical role in our Company’s success. We will continue to honor George and his legacy of incredible business acumen and passion for extraordinary service across our entire Company and throughout our industry for years to come,” said CrossFirst President and CEO Mike Maddox. “We offer our deepest condolences to George’s family.”
ABOUT GEORGE JONES
Prior to joining CrossFirst, Mr. Jones, 77, was CEO of Texas Capital Bank and its parent company, Texas Capital Bancshares, Inc. He also was previously president and CEO of NorthPark National Bank, president of NorthPark National Corporation and a member of both Boards. Mr. Jones also served as president and CEO for Texas American Bank, Dallas, and manager of financial institutions with Mercantile National Bank, Dallas. He is a graduate of the University of North Texas with a bachelor's degree in business administration and the Graduate School of Banking at Southern Methodist University. He served on the board of Caliber Home Loans, Inc., Dallas and was chairman of the Audit and Compensation Committees. Mr. Jones was active with the Salesmanship Club of Dallas and a past chairman of the Salesmanship Club Foundation Board of Trustees. Mr. Jones served on the board of the Federal Reserve Bank of Dallas and was a member of the Audit Committee. He also was a member of the Dallas Citizens Council. Additionally, Mr. Jones was a past chairman of the Cystic Fibrosis Foundation Dallas and formerly served on the Baylor Healthcare System’s Board of Trustees.
ABOUT CROSSFIRST BANKSHARES
CrossFirst Bankshares, Inc. (Nasdaq: CFB) is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary CrossFirst Bank, which is headquartered in Leawood, Kansas. CrossFirst Bank has eight full-service banking offices in Kansas, Missouri, Oklahoma and Texas. For more information on CrossFirst Bankshares, visit https://investors.crossfirstbankshares.com/investor-relations.

Media Contact Meggin Nilssen CrossFirst Bank 816.895.4604 meggin.nilssen@crossfirstbank.com	Investor Relations Matt Needham CrossFirst Bankshares, Inc. 913.312.6822 matt@crossfirst.com